UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 15, 2011

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33008	98-0221142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

2300 Carillon Point Kirkland, Washington		98033
(Address of Principal Executive Offices)		(Zip Code)

(425) 278-7100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On March 15, 2011, the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) approved an Amended and Restated Investment Agreement, dated as of February 24, 2011, as supplemented by First Amendment to Amended and Restated Investment Agreement, dated as of March 15, 2011 (collectively, the “Investment Agreement”) between DISH Network Corporation (“DISH Network”) and DBSD North America, Inc. (“DBSD”), pursuant to which DISH Network will acquire DBSD for approximately $1.4 billion, and provide an additional $87.5 million of replacement debtor-in-possession financing. DBSD is a deconsolidated subsidiary of ICO Global Communications (Holdings) Limited (the “Company”).

The Investment Agreement describes the manner by which DISH Network will promptly offer to purchase all of DBSD’s outstanding debt and unsecured creditor claims for the full amount of allowed claims, plus interest, including certain claims against DBSD for BAS spectrum clearing reimbursement (the “BAS Claim”) and the Company’s claims against DBSD, with the amount of any disputed claims determined by the Bankruptcy Court (the “Tender Offer”). The Investment Agreement also describes the replacement debtor-in-possession credit facility for DBSD that is expected to provide DBSD with sufficient capital to continue operating until emergence from bankruptcy. The Bankruptcy Court’s approval of the Investment Agreement triggered obligations under the Implementation Agreement (the “Implementation Agreement”) and Restructuring Support Agreement (the “Restructuring Support Agreement”) signed by DISH Network and the Company earlier in the day on March 15, 2011.

Pursuant to the terms of the Implementation Agreement, the Company agreed to (i) sell to DISH Network the Company’s priority spectrum rights vis-à-vis DBSD’s G1 satellite, (ii) provide DISH Network with a contingent call right on the Company’s equity interest in DBSD, exercisable in certain circumstances, subject to certain conditions, including regulatory approvals; (iii) pay over to DISH Network any distributions from DBSD or other benefits received by the Company in connection with a reorganization of DBSD; and (iv) grant DISH Network an option to purchase certain international assets owned by the Company, including its medium earth orbit (MEO) satellites and trademarks, but only if and to the extent that Jay and Jayendra (Pty) Ltd (“J&J”) does not exercise its option to acquire such assets. In exchange for these rights and for rights provided to DISH Network in the other agreements, DISH Network will pay the Company an aggregate of approximately $324,536,000, (i) $35,000,000 of which is payable within five calendar days after the Bankruptcy Court’s approval of the Investment Agreement (the “Implementation Date”), (ii) $279,536,000 of which is payable on the “Purchase Date,” which is the date upon which DISH Network, via the Tender Offer, purchases greater than 50% of the 7.5% Convertible Senior Secured Notes due 2009 issued by DBSD, and (iii) $10,000,000 of which is payable upon DBSD’s emergence from its pending Chapter 11 bankruptcy proceeding. If the Purchase Date does not occur within forty calendar days after the Implementation Date, the Company may accelerate all remaining amounts due from DISH, other than the $10 million deferred payment, upon three business days’ notice. In addition to these payments, DISH Network also agreed to indemnify the Company from all claims against and expenses incurred by the Company in connection with the BAS Claim (the “BAS Indemnity”). DISH Network’s payment obligations under the Implementation and the BAS Indemnity are not subject to any further court action, approvals or DBSD’s emergence from bankruptcy.

The Implementation Agreement does not diminish or otherwise alter the Company’s obligations to J&J, nor does it affect in any manner the Company’s judgment against The Boeing Company and Boeing Satellite Services Limited. Moreover, the Company believes that all or substantially all of the income resulting from the proceeds received by the Company pursuant to the Implementation Agreement will be offset by the Company’s net operating loss carryforwards, resulting in little if any income tax liability.

The Restructuring Support Agreement requires the Company to support the plan of reorganization that has been proposed by DISH Network (the “Plan”) and take certain actions to facilitate the consummation of the Plan, including opposing any alternative transaction. The Company’s facilitation commitments in the Restructuring Support Agreement are supplemented by certain related obligations in the Implementation Agreement, including the obligation to execute with DISH Network and DBSD a tax matters agreement, a license and spectrum coordination agreement and a transition services agreement. The tax matters agreement defines various tax-related obligations and commitments of the parties. The license and spectrum coordination agreement, among other things, obligates the Company or its successor to keep its MEO satellite system from interfering with DBSD’s geosynchronous satellite system in the United States, Canada, Puerto Rico and the Virgin Islands. The transition services agreement describes the manner by which the Company and DBSD will cooperate and provide personnel and other support to each other following DBSD’s emergence from bankruptcy.

The foregoing descriptions of the Investment Agreement, the Implementation Agreement and the Restructuring Support Agreement are qualified in their entirety by the full text of the respective agreements, which have been filed as Exhibits 10.1, 10.2 and 10.3 hereto, respectively, and which are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Amended and Restated Investment Agreement, dated as of February 24, 2011, and First Amendment to Amended and Restated Investment Agreement, dated as of March 15, 2011, between DBSD North America, Inc. and DISH Network Corporation.

10.2	Implementation Agreement, dated as of March 15, 2011, between ICO Global Communications (Holdings) Limited and DISH Network Corporation.

10.3	Restructuring Support Agreement, dated as of March 15, 2011, between ICO Global Communications (Holdings) Limited and DISH Network Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
(Registrant)

	By:	/s/ Timothy M. Dozois
March 16, 2011		Timothy M. Dozois General Counsel and Acting Secretary